Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC ANNOUNCES REDEMPTION OF REIT PREFERRED SECURITIES

PITTSBURGH, Feb. 7, 2013 – The PNC Financial Services Group, Inc. (NYSE: PNC) today announced that it has submitted a redemption notice to the property trustee for redemption on March 15, 2013 of all of the Fixed-to-Floating Rate Non-cumulative Exchangeable Perpetual Trust Securities (CUSIP NO. 69349D AA4) of PNC Preferred Funding Trust III (the “REIT Preferred Securities”), at a redemption price equal to $100,000 per REIT Preferred Security (the “Redemption Price”), with an aggregate liquidation amount of $375,000,000 in REIT Preferred Securities outstanding. The previously declared regular first quarter distribution on the REIT Preferred Securities is payable on March 15, 2013 to holders of record on March 1, 2013.

The REIT Preferred Securities have a current distribution rate of 8.7% percent. The redemption is consistent with the 2012 capital plan submitted to the Board of Governors of the Federal Reserve for 2012 and 2013.

The paying agent for the REIT Preferred Securities is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890. Payment of the Redemption Price will be made through the facilities of The Depositary Trust Company.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

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